Exhibit 99.1

April 29, 2020

Press Release

Source:     Farmers National Banc Corp.

                 Kevin J. Helmick, President and CEO

                 20 South Broad Street, P.O. Box 555

                 Canfield, OH 44406

                 330.533.3341

                 Email: exec@farmersbankgroup.com

FARMERS NATIONAL BANC CORP. ANNOUNCES

2020 FIRST QUARTER FINANCIAL RESULTS

•	Farmers takes active steps to assist its associates, customers and communities during the COVID-19 crisis

•	Net income of $8.6 million for the quarter is 3% higher than same quarter in 2019

•	149 consecutive quarters of profitability

•	18% noninterest income growth in the first quarter of 2020 compared to same quarter in 2019

•	15% growth in customer non-brokered deposits compared to March 31, 2019

•	Loan loss provision of $1.1 million for the quarter; Election made to delay implementation of Current Expected Credit Losses model (CECL) as permitted by the CARES Act.

CANFIELD, Ohio (April 29, 2020) – Farmers National Banc Corp. (Farmers) (NASDAQ: FMNB) today reported financial results for the three months ended March 31, 2020.

Net income for the three months ended March 31, 2020 was $8.6 million, or $0.30 per diluted share, which compares to $8.4 million, or $0.30 per diluted share, for the three months ended March 31, 2019 and $9.7 million or $0.35 per diluted share for the linked quarter. Net income excluding acquisition costs (non-GAAP) for the quarter ended March 31, 2020 was $9.7 million or $0.34 per share, compared to $8.4 million or $0.30 per share for the same quarter in 2019 and $9.8 million or $0.35 per share for the most recent quarter. Annualized return on average assets and annualized return on average equity were 1.32% and 11.53%, respectively, for the three month period ending March 31, 2020, compared to 1.45% and 12.71% for the same three month period in 2019, and 1.58% and 12.78% for the linked quarter. Excluding acquisition costs, annualized return on average assets and annualized return on equity (non-GAAP) would have been 1.48% and 12.95% respectively, for the quarter ended March 31, 2020. Farmers’ annualized return on average tangible equity (non-GAAP) was 13.81% for the quarter ended March 31, 2020 compared to 14.99% for the same quarter in 2019 and 15.03% for the linked quarter. Excluding acquisition costs, annualized return on average tangible equity (non-GAAP) would have been 15.50% for the quarter ended March 31, 2020.

Kevin J. Helmick, President and CEO, stated, “As we all experience the pressure that the COVID-19 pandemic has caused around the world, the people at Farmers remain actively engaged and are focused on helping our clients navigate through this challenging time. We arrive here uniquely prepared to address what’s ahead—at the end of 2019, the Company had $264 million in total regulatory capital and strong tangible common equity. As a result of the economic uncertainty, the Company has suspended its stock repurchase program in order to preserve capital.

In response to the rapidly evolving COVID-19 pandemic, the Company focused first on the well-being of its people, customers and communities. Preventative health measures were put in place including elimination of business related travel requirements, mandatory work from home for all employees able to do so and social distancing precautions for all employees in the office. The Company also restricted access to branch lobbies to appointment only and continues to conduct preventative cleaning at all offices and branches. The Company also focused on business continuity measures, including forming a COVID-19 task force, monitoring potential business interruptions, making improvements to our remote working technology, and conducting regular discussions with our technology vendors.

Farmers is offering special financial assistance to support customers who are experiencing financial hardships related to the COVID-19 pandemic. Through March 31, 2020, the Company has processed approximately 168 consumer payment deferral requests for a total of $8.3 million, including approximately 41 related to residential mortgages totaling $5.5 million. From a business customer perspective, the Company has processed approximately 170 payment deferral requests totaling $89.1 million. Farmers is also a preferred SBA lender and has dedicated significant additional staff and other resources to help our customers complete and submit their applications and supporting documentation for loans offered under the new Paycheck Protection Program (PPP) under the Coronavirus Aid, Relief, and Economic Security (CARES) Act, to obtain SBA approval and receive funding as quickly as possible. Through April 24, 2020, the Company has facilitated PPP assistance to 726 business customers totaling approximately $145.6 million.

On January 7, 2020, Farmers announced it completed the merger of Maple Leaf Financial (“Maple Leaf”), the holding company for Geauga Savings Bank, with branches located in Cuyahoga and Geauga Counties in Ohio. The transaction increases Farmers’ market share in Cuyahoga and Geauga Counties and enables Farmers to continue building local scale throughout Northeast Ohio. As of January 7, 2020, Maple Leaf had total assets of $277.0 million, which included gross loans of $182.1 million, deposits of $183.1 million and equity of $32.1 million.

2020 First Quarter Financial Highlights

•	Loan growth

Total loans were $1.98 billion at March 31, 2020, compared to $1.74 billion at March 31, 2019, representing an increase of 13.4%. Excluding the $182.1 million of loans added from the Maple Leaf acquisition, loan growth was 2.9%. The increase in loans was a direct result of Farmers’ focus on loan growth utilizing a talented lending and credit team, while adhering to a sound underwriting discipline. The increase in loans has occurred in the agricultural, commercial, commercial real estate, and residential real estate loan portfolios. Loans now comprise 78.6% of the Bank’s average earning assets for the quarter ended March 31, 2020, down slightly compared to 79.3% for the same period in 2019. The growth in loans has resulted in a 12.2% increase in tax equated loan interest income, including fees, in the first quarter of 2020 compared to the same quarter in 2019.

•	Deposits and Liquidity

Farmers maintains, in the opinion of management, liquidity sufficient to satisfy depositor’s requirements and meet the credit needs of its customers. The Company’s non-brokered deposits increased 15% from $1.9 billion at March 31, 2019 to $2.1 billion at March 31, 2020. The loan to deposit ratio at March 31, 2020 stands at 87.99%, a slight improvement compared to 89.22% one year ago. The Company has additional borrowing capacity at the Federal Home Loan Bank of Cincinnati and approved lines of credit at two domestic banks. Funds have also been accessed through the Federal Reserve’s PPP Liquidity Facility.

•	Loan quality

Non-performing assets to total assets remain at a low level, currently at 0.45%, but increased from the 0.26% reported in the most recent quarter. Early stage delinquencies were $19.1 million, or 0.96% of total loans, at March 31, 2020, compared to $11.9 million, or 0.66% of total loans, for the quarter ended December 31, 2019. Net charge-offs for the current quarter were $635 thousand, compared to $365 thousand in the same quarter in 2019, and total net charge-offs as a percentage of average net loans outstanding is 0.13% for the quarter ended March 31, 2020, compared to 0.09% for the most recent quarter. As a result of the increased non-performing assets and early stage delinquencies, and the increased level of net charge-offs, the Company increased its provision for loan losses to $1.1 million, an increase of $500 thousand compared to the $600 thousand provision recorded in the fourth quarter of 2019. This additional provision is due to necessary amount required for the allowance as a result of the impact of increased negative economic factors that exist in the current business environment. As an overall percentage of loans, the allowance for loan losses decreased to 0.76% during the current quarter compared to 0.80% during the quarter ended December 2019. This decrease was mainly due to the additional loans acquired in the Maple Leaf merger that are recorded at fair market value and require no additional allowance. Excluding the loans acquired in the Maple Leaf merger, the allowance as a percentage of loans would have been 0.92%. The amount of loans made to vulnerable industries (Restaurants, Transportation, Arts/Entertainment, Hotels and Oil & Gas) is less than 4.1% of our total loan portfolio. It is also important to note that the average FICO score of our consumer loan portfolio stands at a healthy 759.

In accordance with the accounting relief provisions of the CARES Act, the Bank has postponed the adoption of the current expected credit losses (“CECL”) accounting standards, primarily due to the impact the COVID-19 pandemic is having on the economy and the lack of reasonable and supportable economic forecasts. Had we adopted CECL as of January 1, 2020, the increase to our allowance for loan losses estimated to have ranged from 15% to 20% of the amount recorded at December 31, 2019, which did not consider potential COVID-19 pandemic related impacts.

•	Net interest margin

The net interest margin for the three months ended March 31, 2020 was 3.75%, a 6 basis points decrease from the quarter ended March 31, 2019, and 9 basis points less than the 3.84% reported for the linked quarter. In comparing the first quarter of 2020 to the same period in 2019, asset yields decreased 5 basis points, while the cost of interest-bearing liabilities decreased 1 basis point. Most of the decrease in the asset yields was the result of lower rates earned on tax-exempt securities, declining from 3.93% to 3.90%. Loan yields also dropped one basis point from

5.06% to 5.05%. Although the cost of interest bearing liabilities decreased one basis point, this was offset by the cost of time deposits, which increased from 1.83% to 1.98%, however the 1.98% remains unchanged to the most recent quarter. The net interest margin is impacted by the additional accretion as a result of the discounted loan portfolios acquired in the previous mergers, which increased the net interest margin by 6 basis points for the quarter ended March 31, 2020 and 4 basis points for the quarter ended March 31, 2019.

•	Noninterest income

Noninterest income increased 18.3% to $7.7 million for the quarter ended March 31, 2020 compared to $6.5 million in the same quarter in 2019. Gains on the sales of mortgage loans increased $695 thousand or 104%, investment commissions increased $163 thousand or 63%, insurance agency commissions grew $80 thousand or 10%, and security gains increased $147 thousand or 1,470% in comparing the first quarter of 2020 to the same quarter in 2019.

•	Noninterest expenses

Farmers has remained committed to managing the level of noninterest expenses. Total noninterest expenses for the first quarter of 2020 increased 16.3% to $18.6 million compared to $16.0 million in the same quarter in 2019, primarily as a result of increases in merger related costs of $1.3 million and salaries and employee benefits of $875 thousand or 9.4% and a $138 thousand or 158.6% increase in FDIC insurance expense. Annualized noninterest expenses excluding acquisition costs (non-GAAP) measured as a percentage of quarterly average assets decreased from 2.77% in the first quarter of 2019 to 2.63% in the first quarter of 2020.

•	Efficiency ratio

The efficiency ratio for the quarter ended March 31, 2020 increased to 59.72% compared to 57.83% for the same quarter in 2019. Excluding acquisition costs (non-GAAP) of $1.3 million, the efficiency ratio improved to 55.40% in the first quarter of 2020. The improvement in net interest income and noninterest income in the first quarter of 2020 was offset by a slightly higher level of noninterest expenses as explained in the preceding paragraphs.

Mr. Helmick added, “We want to extend our sincere best wishes to all those directly fighting the Coronavirus in Northeast Ohio, Western Pennsylvania and across the country. Farmers is focusing its capital, liquidity, financial strength and expertise on the broad-based solutions required to respond to this crisis,” Helmick continued. “Thanks to the success of our pandemic response plan and the tireless work of our staff, we are prepared to support our communities as long as they need us.”

Founded in 1887, Farmers National Banc Corp. is a diversified financial services company headquartered in Canfield, Ohio, with $2.7 billion in banking assets. Farmers National Banc Corp.’s wholly-owned subsidiaries are comprised of The Farmers National Bank of Canfield, a full-service national bank engaged in commercial and retail banking with 42 banking locations in Mahoning, Trumbull, Columbiana, Stark, Wayne, Medina, Geauga and Cuyahoga Counties in Ohio and Beaver County in Pennsylvania, and Farmers Trust Company, which operates five trust offices and offers services in the same geographic markets. Total wealth management assets under care at March 31, 2020 are $2.2 billion. Farmers National Insurance, LLC and Bowers Insurance Agency, Inc., wholly-owned subsidiaries of The Farmers National Bank of Canfield, offer a variety of insurance products.

Non-GAAP Disclosure

This press release includes disclosures of Farmers’ tangible common equity ratio, return on average tangible assets, return on average tangible equity and net income excluding costs related to acquisition activities, which are financial measures not prepared in accordance with generally accepted accounting principles in the United States (GAAP). A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed by GAAP. Farmers believes that these non-GAAP financial measures provide both management and investors a more complete understanding of the underlying operational results and trends and Farmers’ marketplace performance. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with GAAP. The reconciliations of non-GAAP financial measures are included in the tables following Consolidated Financial Highlights below.

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about Farmers’ financial condition, results of operations, asset quality trends and profitability. Forward-looking statements are not historical facts but instead represent only management’s current expectations and forecasts regarding future events, many of which, by their nature, are inherently uncertain and outside of Farmers’ control. Forward-looking statements are preceded by terms such as “expects,” “believes,” “anticipates,” “intends” and similar expressions, as well as any statements related to future expectations of performance or conditional verbs, such as “will,” “would,” “should,” “could” or “may.” Farmers’ actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause Farmers’ actual results to differ materially from those described in the forward-looking statements include impacts from COVID-19 on local, national and global economic conditions; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; unexpected changes in interest rates or disruptions in the mortgage markets related to COVID-19 or other responses to the health crisis; and the other factors contained in Farmers’ Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC) and available on Farmers’ website (www.farmersbankgroup.com) and on the SEC’s website (www.sec.gov). Forward-looking statements are not guarantees of future performance and should not be relied upon as representing management’s views as of any subsequent date. Farmers does not undertake any obligation to update the forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Farmers National Banc Corp. and Subsidiaries

Consolidated Financial Highlights

(Amounts in thousands, except per share results) Unaudited

Consolidated Statements of Income	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Total interest income	$27,717	$25,847	$25,931	$25,529	$24,679
Total interest expense	5,415	4,682	5,174	5,038	4,714

Net interest income	22,302	21,165	20,757	20,491	19,965
Provision for loan losses	1,100	600	550	750	550
Noninterest income	7,715	7,647	7,441	6,994	6,520
Acquisition related costs	1,319	104	112	(19)	0
Other expense	17,263	16,247	16,311	16,723	15,977

Income before income taxes	10,335	11,861	11,225	10,031	9,958
Income taxes	1,696	2,186	2,071	1,488	1,570

Net income	$8,639	$9,675	$9,154	$8,543	$8,388

Average diluted shares outstanding	28,710	27,829	27,819	27,931	27,983
Basic and diluted earnings per share	0.30	0.35	0.33	0.31	0.30
Cash dividends	3,139	2,767	2,767	2,504	2,500
Cash dividends per share	0.11	0.10	0.10	0.09	0.09
Performance Ratios
Net Interest Margin (Annualized)	3.75%	3.84%	3.79%	3.84%	3.81%
Efficiency Ratio (Tax equivalent basis)	59.72%	54.51%	55.90%	58.28%	57.83%
Return on Average Assets (Annualized)	1.32%	1.58%	1.51%	1.45%	1.45%
Return on Average Equity (Annualized)	11.53%	12.78%	12.49%	12.34%	12.71%
Dividends to Net Income	36.34%	28.60%	30.23%	29.31%	29.80%
Other Performance Ratios (Non-GAAP)
Return on Average Tangible Assets	1.33%	1.62%	1.55%	1.47%	1.46%
Return on Average Tangible Equity	13.81%	15.03%	14.80%	14.59%	14.99%
Return on Average Tangible Equity excluding acquisition costs	15.50%	15.17%	14.95%	14.55%	14.99%

Consolidated Statements of Financial Condition

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Assets
Cash and cash equivalents	$83,107	$70,760	$85,675	$64,007	$69,672
Securities available for sale	448,043	432,233	423,193	424,252	403,770
Equity securities	8,080	7,909	7,856	7,222	7,460
Loans held for sale	3,272	2,600	2,079	1,093	2,360
Loans	1,976,582	1,811,539	1,784,125	1,780,504	1,743,651
Less allowance for loan losses	14,952	14,487	14,261	14,222	13,777

Net Loans	1,961,630	1,797,052	1,769,864	1,766,282	1,729,874

Other assets	164,256	138,604	144,543	143,093	142,938

Total Assets	$2,668,388	$2,449,158	$2,433,210	$2,405,949	$2,356,074

Liabilities and Stockholders’ Equity
Deposits
Noninterest-bearing	$449,952	$434,126	$432,609	$415,935	$415,131
Interest-bearing	1,796,325	1,574,838	1,608,043	1,584,700	1,539,202

Total deposits	2,246,277	2,008,964	2,040,652	2,000,635	1,954,333
Other interest-bearing liabilities	96,852	122,197	76,324	96,978	109,348
Other liabilities	21,523	18,688	23,011	23,511	19,442

Total liabilities	2,364,652	2,149,849	2,139,987	2,121,124	2,083,123
Stockholders’ Equity	303,736	299,309	293,223	284,825	272,951

Total Liabilities and Stockholders’ Equity	$2,668,388	$2,449,158	$2,433,210	$2,405,949	$2,356,074

Period-end shares outstanding	28,127	27,671	27,669	27,768	27,777
Book value per share	$10.80	$10.82	$10.60	$10.26	$9.83
Tangible book value per share (Non-GAAP)*	8.94	9.28	9.04	8.70	8.26

*	Tangible book value per share is calculated by dividing tangible common equity by period-end shares outstanding

Capital and Liquidity
Common Equity Tier 1 Capital Ratio (a)	12.26%	12.94%	12.70%	12.47%	12.37%
Total Risk Based Capital Ratio (a)	12.99%	13.82%	13.58%	13.34%	13.24%
Tier 1 Risk Based Capital Ratio (a)	12.36%	13.06%	12.83%	12.59%	12.50%
Tier 1 Leverage Ratio (a)	9.81%	10.69%	10.42%	10.27%	10.07%
Equity to Asset Ratio	11.38%	12.22%	12.05%	11.84%	11.58%
Tangible Common Equity Ratio (b)	9.61%	10.67%	10.47%	10.22%	9.92%
Net Loans to Assets	73.51%	73.37%	72.74%	73.41%	73.42%
Loans to Deposits	87.99%	90.17%	87.43%	89.00%	89.22%
Asset Quality
Non-performing loans	$11,845	$6,345	$6,749	$7,252	$7,578
Other Real Estate Owned	131	19	74	74	208
Non-performing assets	11,976	6,364	6,823	7,326	7,786
Loans 30 - 89 days delinquent	19,067	11,893	9,076	10,203	9,082
Charged-off loans	749	519	674	588	566
Recoveries	114	145	163	283	201
Net Charge-offs	635	374	511	305	365
Annualized Net Charge-offs to
Average Net Loans Outstanding	0.13%	0.09%	0.12%	0.07%	0.08%
Allowance for Loan Losses to Total Loans	0.76%	0.80%	0.80%	0.80%	0.79%
Non-performing Loans to Total Loans	0.60%	0.35%	0.38%	0.41%	0.43%
Allowance to Non-performing Loans	126.23%	228.32%	211.31%	196.11%	181.80%
Non-performing Assets to Total Assets	0.45%	0.26%	0.28%	0.30%	0.33%

(a)	March 31, 2020 ratio is estimated
(b)	This is a non-GAAP financial measure. A reconciliation to GAAP is shown below.

Reconciliation of Total Assets to Tangible Assets

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Total Assets	$2,668,388	$2,449,158	$2,433,210	$2,405,949	$2,356,074
Less Goodwill and other intangibles	52,337	42,645	42,973	43,298	43,625

Tangible Assets	$2,616,051	$2,406,513	$2,390,237	$2,362,651	$2,312,449

Average Assets	2,641,597	2,424,574	2,409,010	2,369,388	2,338,792
Less average Goodwill and other intangibles	51,103	42,859	43,187	43,508	43,840

Average Tangible Assets	$2,590,494	$2,381,715	$2,365,823	$2,325,880	$2,294,952

Reconciliation of Common Stockholders’ Equity to Tangible Common Equity

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Stockholders’ Equity	$303,736	$299,309	$293,223	$284,825	$272,951
Less Goodwill and other intangibles	52,337	42,645	42,973	43,298	43,625

Tangible Common Equity	$251,399	$256,664	$250,250	$241,527	$229,326

Average Stockholders’ Equity	301,408	300,355	290,673	277,746	267,736
Less average Goodwill and other intangibles	51,103	42,859	43,187	43,508	43,840

Average Tangible Common Equity	$250,305	$257,496	$247,486	$234,238	$223,896

Reconciliation of Net Income, Excluding Acquisition Related Costs

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Net income	$8,639	$9,675	$9,154	$8,543	$8,388
Acquisition related costs (income) - tax equated	1,063	90	97	(20)	0

Net income - Adjusted	$9,702	$9,765	$9,251	$8,523	$8,388

Diluted EPS excluding acquisition costs	$0.34	$0.35	$0.33	$0.31	$0.30

End of Period Loan Balances

	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
	2020	2019	2019	2019	2019
Commercial real estate	$714,477	$616,778	$602,580	$614,452	$589,219
Commercial	283,033	255,823	251,613	256,657	254,957
Residential real estate	541,534	500,024	499,996	493,529	488,854
Consumer	210,173	209,271	207,319	207,417	209,541
Agricultural loans	223,977	226,333	219,487	205,544	198,210

Total, excluding net deferred loan costs	$1,973,194	$1,808,229	$1,780,995	$1,777,599	$1,740,781

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Income	2020	2019	2019	2019	2019
Service charges on deposit accounts	$1,095	$1,139	$1,208	$1,093	$1,074
Bank owned life insurance income	208	192	204	208	214
Trust fees	1,857	1,891	1,905	1,821	1,858
Insurance agency commissions	883	696	681	739	803
Security gains (losses)	157	28	22	(18)	10
Retirement plan consulting fees	380	343	338	450	358
Investment commissions	423	435	384	327	260
Net gains on sale of loans	1,366	1,517	1,143	1,055	671
Debit card and EFT fees	851	922	935	887	778
Other operating income	495	484	621	432	494

Total Noninterest Income	$7,715	$7,647	$7,441	$6,994	$6,520

	For the Three Months Ended
	March 31,	Dec. 31,	Sept. 30,	June 30,	March 31,
Noninterest Expense	2020	2019	2019	2019	2019
Salaries and employee benefits	$10,231	$9,128	$9,422	$9,266	$9,356
Occupancy and equipment	1,800	1,667	1,615	1,650	1,717
State and local taxes	464	416	468	472	470
Professional fees	816	787	654	887	794
Merger related costs (income)	1,319	104	112	(19)	0
Advertising	271	607	437	442	250
FDIC insurance	225	79	80	85	87
Intangible amortization	332	326	326	327	327
Core processing charges	861	876	900	803	791
Telephone and data	203	235	236	217	260
Other operating expenses	2,060	2,126	2,173	2,574	1,925

Total Noninterest Expense	$18,582	$16,351	$16,423	$16,704	$15,977

Average Balance Sheets and Related Yields and Rates

(Dollar Amounts in Thousands)

	Three Months Ended			Three Months Ended
	March 31, 2020			March 31, 2019
	AVERAGE BALANCE	INTEREST (1)	RATE (1)	AVERAGE BALANCE	INTEREST (1)	RATE (1)
EARNING ASSETS
Loans (2)	$1,927,468	$24,197	5.05%	$1,727,950	$21,571	5.06%
Taxable securities	220,374	1,547	2.82	196,062	1,244	2.57
Tax-exempt securities (2)	231,213	2,243	3.90	207,618	2,011	3.93
Equity securities	16,304	140	3.45	11,932	175	5.95
Federal funds sold and other	57,900	149	1.04	34,789	196	2.28

Total earning assets	2,453,259	28,276	4.64	2,178,351	25,197	4.69
Nonearning assets	188,338			160,441

Total assets	$2,641,597			$2,338,792

INTEREST-BEARING LIABILITIES
Time deposits	$495,813	$2,442	1.98%	$368,117	$1,659	1.83%
Brokered time deposits	105,493	483	1.83	46,861	266	2.27
Savings deposits	425,276	321	0.30	420,613	308	0.30
Demand deposits	690,705	1,393	0.81	589,595	1,202	0.83
Short term borrowings	62,476	320	2.06	197,787	1,231	2.52
Long term borrowings	100,230	456	1.83	5,907	48	3.30

Total interest-bearing liabilities	$1,879,993	5,415	1.16	$1,628,880	4,714	1.17

NONINTEREST-BEARING LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand deposits	448,319			428,520
Other liabilities	11,877			13,656
Stockholders’ equity	301,408			267,736

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,641,597			$2,338,792

Net interest income and interest rate spread		$22,861	3.48%		$20,483	3.52%

Net interest margin			3.75%			3.81%

(1)	Interest and yields are calculated on a tax-equivalent basis where applicable.
(2)

For 2020, adjustments of $98 thousand and $461 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. For 2019, adjustments of $102 thousand and $416 thousand, respectively, were made to tax equate income on tax exempt loans and tax exempt securities. These adjustments were based on a marginal federal income tax rate of 21%, less disallowances.